LAW OFFICES OF
                     WARREN J. SOLOSKI
                 A Professional Corporation
            11300 West Olympic Blvd., Suite 800
               Los Angeles, California 90064
                      (310) 477-9742




November 30, 2000

Board of Directors
Bidder Communications, Inc.
Suite 418, 119 W. Pender Street
Vancouver,B.C., Canada V6B 1S5




RE:  Registration Statement on Form 10SB

Dear Board Members:

I have acted as counsel to Bidder Communications, Inc., a Nevada corporation (the "Company") in connection with the Registration Statement of the Company pursuant to Form 10SB to be filed with the Securities and Exchange Commission and related documents. You have requested my opinion as to certain matters in connection with said Registration Statement.

In my capacity as counsel to the Company, I have examined and am familiar with the originals or copies, the authenticity of which have been established to my satisfaction, of all documents, corporate records and other instruments I have deemed necessary to express the opinions hereinafter set forth.

Based on the foregoing, and upon consideration of applicable law, it is my opinion that the 8,300,000 Shares issued by the Company were duly authorized, validly issued, are fully paid and non-assessable. Further, the Company is authorized to file the Registration Statement.

Furthermore, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in such Registration Statement under the heading "Legal Matters".


Very truly yours,
Warren J. Soloski, A Professional Corporation

/s/ Warren J. Soloski

WJS:im



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